Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated April 6, 2026 which includes an explanatory paragraph relating to RRE Ventures Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of RRE Ventures Acquisition Corp. as of March 13, 2026 and for the period from February 26, 2026 (inception) through March 13, 2026, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
April 22, 2026